UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File No. 0-25509

                         First Federal Bankshares, Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

       423 Sixth Street, Suite 400, Sioux City, Iowa 51101 (888) 859-5424
       ------------------------------------------------------------------

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.01
                          -----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                     -----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)       |X|
Rule 12g-4(a)(2)       |_|
Rule 12h-3(b)(1)(i)    |X|
Rule 12h-3(b)(1)(ii)   |_|
Rule 15d-6             |_|

Approximate  number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, First Federal Bankshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: February 16, 2010               By:  /s/ Barry E. Backhaus
                                         ---------------------------------------
                                         Barry E. Backhaus
                                         President, Chief Executive Officer and
                                          Interim Chief Financial Officer